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                                                                       EX-99.B11

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 45 registration statement on Form N-1A (the "Registration Statement") of our reports dated January 31, 1996 relating to the financial statements and financial highlights appearing in the 1995 Annual Report to Shareholders of Vanguard Index Trust, which is also incorporated by reference into the Statement Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Financial Statements" in the Statement of Additional Information.


PRICE WATERHOUSE LLP
Philadelphia, PA

December 26, 1996